UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 2, 2008

Date of report (Date of earliest event reported)

BUCA, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-25721	41-1802364
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Nicollet Mall, Suite 5003 Minneapolis, Minnesota	55403
(Address of Principal Executive Offices)	(Zip Code)

Telephone Number: (612) 225-3400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 8, 2008, BUCA, Inc. (the “Company”) entered into a separation agreement (the “Separation Agreement”) with Wallace B. Doolin, whereby Mr. Doolin will no longer serve as Chief Executive Officer of the Company effective February 1, 2008.

A copy of the Separation Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The material terms of the Separation Agreement are described under Item 5.02 of this report and are incorporated herein by reference.

Item 2.02.	Results of Operations and Financial Condition.

On January 8, 2008, BUCA, Inc. issued a press release announcing, among other things, comparable restaurant sales results for the fourth quarter of fiscal 2007 and the full fiscal year 2007, a copy of which is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

On January 8, 2008, BUCA, Inc. issued a press release announcing the departure of Wallace B. Doolin as the Company’s Chief Executive Officer and the appointment of John T. Bettin (52 years old) to serve as Chief Executive Officer and President of the Company, such appointment is expected to be effective on February 1, 2008. In connection with this appointment, the Company agreed to increase Mr. Bettin’s base salary effective on his date of promotion to $425,000 per year.

In connection with this change, the Company entered into the Separation Agreement with Mr. Doolin. Under the terms of the Separation Agreement, Mr. Doolin will remain as the Company’s Chief Executive Officer through January 31, 2008 and thereafter shall remain on the Company’s Board of Directors as a director and Chairman until a successor is duly elected or appointed. The Company has agreed to pay to Mr. Doolin a total of $583,000 in 12 equal monthly installments, which payments may accelerate upon a change of control (as defined in the Separation Agreement). Mr. Doolin will also be eligible for continued health benefits and disability income benefits for 12 months following his separation. The Company will not be obligated to provide any of these benefits to Mr. Doolin unless, among other things, he has signed and not rescinded a release of claims in favor of the Company. Mr. Doolin will be subject to a covenant not to compete with the Company for a period of one year following his separation. Mr. Doolin will receive no compensation or benefits (other than ordinary expense reimbursement) for his service on the Board for one year following his separation.

A copy of the press release is attached as Exhibit 99.2 to this report and a copy of the Separation Agreement is attached as Exhibit 10.1 to this report, each of which is incorporated herein by reference.

On January 2, 2008, the Company’s Board of Directors approved extending the term of employment for Stephen B. Hickey, the Company’s Chief Marketing Officer. Mr. Hickey’s previous employment agreement with the Company expired on December 31, 2007. Under the terms approved by the Board, Mr. Hickey will continue to serve as the Company’s Chief Marketing Officer through January 31, 2008. After that date, Mr. Hickey will be a part-time employee, paid at a rate commensurate with his service, for a term expected to extend through July 31, 2008, but will no longer serve as an executive officer of the Company. It is expected that James Machiatelli, Vice President of Marketing for the Company, will assume the duties as the head of marketing for the Company effective February 1, 2008. Also on January 2, 2008, the Board approved an increase in base salary for Richard G. Erstad, the Company’s General Counsel and Secretary, to $200,128 and an increase in his car allowance to $900 per month effective immediately.

On January 2, 2008, the Company’s Board of Directors granted stock appreciation units (“Units”) to certain executive officers of the Company. On December 20, 2007, the Company announced its intention to explore strategic alternatives to enhance the shareholder value of the Company, including the possible combination, sale or merger of the Company with another entity. The Board of Directors approved the grants of Units after determining that it would be in the best interests of the Company and its shareholders to adopt an incentive program intended to retain certain key executives throughout the process of identifying and implementing the desired strategic alternative and to motivate these executives to maximize shareholder value in connection with any transaction resulting from this process. The Units vest and will be paid (if at all) three years from the date of grant or earlier upon the occurrence of a Covered Transaction (as defined in the Stock Appreciation Unit Agreements). The Units have a base price per share of $1.00. The Board of Directors granted 200,000 Units to John T. Bettin, 75,000 Units to Richard G. Erstad and 75,000 Units to Dennis J. Goetz. A form of agreement for the Units is attached as Exhibit 10.2 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

10.1	Separation Agreement with Wallace B. Doolin

10.2	Form of Stock Appreciation Unit Agreement

99.1	Press Release Announcing Comparable Restaurant Sales dated January 8, 2008

99.2	Press Release Announcing Management Succession dated January 8, 2008

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 8, 2008	BUCA, INC.
(Registrant)

	By	/s/ Wallace B. Doolin
Wallace B. Doolin Chief Executive Officer and Chairman